Exhibit 99.1

Enveric Biosciences Reports Positive Results from Animal Studies Demonstrating Oral

Bioavailability and Well Tolerated Side Effect Profile for EB-373

Orally administered EB-373 resulted in dose-dependent increase in psilocin blood concentration in pharmacokinetic (PK) animal studies, correlating to levels expected to be effective based on psilocybin data in humans

Outcome of animal studies indicate potential to reduce GI upset and vomiting as well as rapid onset of action and systemic clearance, improving on PK characteristics of psilocybin

CAMBRIDGE, Mass., July 17, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogen small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced positive results from PK animal studies demonstrating oral bioavailability, rapid onset of action and systemic clearance, and a more favorable side effect profile for the company’s lead product candidate, EB-373.

Pharmacokinetic (PK) measurements that were consistent in both dogs and rats confirmed that oral administration of EB-373, a psilocin-prodrug targeting anxiety disorders, resulted in dose-dependent increase in psilocin blood concentration, correlating to levels expected to be effective in humans. EB-373 demonstrated a very rapid conversion from prodrug to active metabolite psilocin, with concentrations of EB-373 that were approximately 100-fold lower in blood than psilocin and reached undetectable level after two hours. Additionally, psilocin blood concentration peaked at one hour after administration of EB-373 consistent with quicker onset of clinical effect.

The side effect profile was well tolerated overall, with notably no vomiting and no serious adverse events observed at any dose level.

“In two oral animal PK studies, our novel drug candidate, EB-373, was shown to have dose-dependent and rapid release of psilocin corresponding with rapid onset of effect,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “Importantly, quickly converting the parent compound EB-373 to the active metabolite psilocin followed by its subsequent rapid elimination are critical PK properties designed to offer optimal control over the timing and length of the hallucinatory experience in humans alongside achieving the desired therapeutic effect.”

Dr. Tucker added, “EB-373 treated animals exhibited reduced overall side effects, including GI upset and vomiting, compared to data from psilocybin reported in the literature. GI upset, vomiting, and the timing of both onset and resolution of effect are key target effects that EB-373 was designed to address leveraging our leading PsyAI™ machine-learning technology.”

Enveric intends to present thorough analyses of the PK animal studies for EB-373 at a future scientific conference.

About EB-373

Enveric’s lead drug candidate, EB-373, is a New Chemical Entity (NCE), designed as a next-generation proprietary psilocin prodrug and developed leveraging its Psybrary™ drug discovery platform to target anxiety disorders. In preclinical studies, EB-373 interacted effectively with different types of serotonin receptors, including the serotonin 5-HT2A receptor resulting in the induction of the characteristic head twitch response in mice. In an animal behavioral model of anxiety, the Marble Burying Test in chronically stressed mice, EB-373 was able to promptly rescue the rate of marble burying on day 1 in line with the control rate at baseline, with lasting benefits up to the end of the experiment 7 days post-dose.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogen small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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